STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
Delivered 05:46 PM 12/01/2008
FILED  05:32 PM  12/01/2008
SRV 081155031 – 3727498 FILE

State of Delaware
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

First:  The name of the limited liability company is ___________________

ENERGY XXI ONSHORE, LLC

Second:  The address of its registered office in the State of Delaware is

2711 Centerville Rd #400
In the City of Wilmington
Zip Code 19808

The name of its Registered agent at such address is:

CORPORATION SERVICE COMPANY

Third:  (Insert any other matters the members determine to include herein.)

Management of the Company shall be vested in the board of managers of the Company

In Witness Whereof, the undersigned have executed this Certificate of Formation this 1st day of December, 2008.

By:	/s/ Rick Fox
Authorized Person(s)

Name:	Rick Fox
Typed or Printed